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THE FOLLOWING IS A TRANSCRIPT OF AN INVESTOR CONFERENCE CALL HELD BY NORTHWESTERN CORPORATION ON MAY 4, 2006, AND POSTED ON NORTHWESTERN CORPORATION’S WEB SITE AT WWW.NORTHWESTERNENERGY.COM ON MAY 5, 2006.

NORTHWESTERN CORPORATION

May 4, 2006

10:00 a.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the NorthWestern First Quarter Financial Results conference call. At this time all participants are in a listen-only mode. Later we will open up the lines for questions and answers. As a reminder, today’s conference is being recorded.

At this time I’d like to turn the conference over to your host, Dan Rausch. Please go ahead.

D. Rausch

Good morning. Welcome to NorthWestern Corporation’s March 31, 2006 first quarter financial results conference call and Webcast. NorthWestern’s results were released this morning and the release is available on our Web site at www.NorthWesternenergy.com. In addition, we also filed our quarterly report on Form 10-Q after the market closed yesterday, and that report is also available at our Web site.

Joining us today from our office in Sioux Falls, South Dakota are: Mike Hanson, President and CEO; Brian Bird, Vice President and CFO; Tom Knapp, Vice President and General Counsel; Kendall Kliewer, Corporate Controller; and Paul Evans, Treasurer.

This presentation contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of this date. Our actual results may differ materially and adversely from those expressed in our forward-looking statements as a result of various factors and uncertainties, including those listed in our Annual Report on Form 10-K, recent and forthcoming 10-Q’s, recent Form 8-K’s, and other filings with the SEC. We undertake no obligation to revise or publicly update our forward-looking statements for any reason.

In connection with the proposed transaction with Babcock and Brown Infrastructure Limited, NorthWestern Corporation will file a proxy statement with the SEC. Before making any voting or investment decisions, investors and security holders of NorthWestern Corporation are urged to carefully read the entire proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the shareholders of NorthWestern Corporation in connection with the proposed transaction.

Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and any other documents filed by NorthWestern Corporation at the SEC’s Web site at www.sec.gov. The proxy statement and other such documents may also be obtained for free from NorthWestern by directing such requests to NorthWestern Corporation, 125 South Dakota Avenue, Sioux Falls, South Dakota, 57104, attention Dan Rausch, Director of Investor Relations. Telephone number is 605-978-2902.

NorthWestern Corporation, its directors, executive officers, and other members of its management, employees, and certain other persons, may be deemed to be participants in the solicitation of proxies from NorthWestern Corporation stockholders in connection with the proposed merger. Information about the interest of NorthWestern Corporation’s participants in the solicitation is set forth in NorthWestern Corporation’s proxy statement and Annual Reports on Form 10-K previously filed with the SEC, and in the proxy statement relating to the transaction when it becomes available.

Following our presentation, those of you joining us by teleconference will be able to ask questions. We ask you to limit your questions to allow for broad participation. A replay of today’s call will be available beginning 2:30 Eastern time today through June 4, 2006. To access the replay dial 1-800-475-6701, access code 826088. A replay of the Webcast can also be accessed from our Web site.

With that I’ll turn it over to President and CEO, Mike Hanson.

M. Hanson

Thank you, Dan. Thanks to all of you for joining us on the call today. We’re very pleased with our financial results for the first quarter of this year. Our consolidated income from continuing operations for the quarter ended March 31, 2006 was $21 million, or $0.59 per basic share and $0.58 per diluted share, an increase of $2.6 million or $0.07 per basic share over the quarter ended March 31, 2005. Brian Bird, our Chief Financial Officer, will discuss the financial results in a little more detail later on the call.

I’d like to highlight a couple of other accomplishments this quarter. We have received the proceeds from the Netexit bankruptcy case and the sale of the Montana First Megawatts equipment during the first quarter of 2006. With the receipt of those proceeds, the divestiture of our non-core assets is complete.

On March 15, 2006 an arbitration panel concluded that we are entitled to a payment of approximately $9.5 million from an insurance carrier. This result relates to an insurance coverage dispute over a settlement that occurred back in 2002. The insurance carrier has agreed to pay us during the third quarter of 2006, and we expect to record a pre-tax gain of about $9.5 million after we receive payment from the insurance carrier.

Now I’d like to add a few comments on our strategic review process. As most of you know, in 2005 we received informal proposals from a number of parties who were interested in buying us. In keeping with its fiduciary duties, our board of directors directed the senior management and the company’s financial advisor to commence an evaluation of strategic alternatives to maximize value for all shareholders. The board also established a Merger and Acquisition Committee of the board to oversee the process. In connection with the review, we identified and invited interested parties to submit formal acquisition proposals. All interested parties were invited to perform due diligence subject to appropriate confidentiality agreements and the board’s financial advisor and senior management actively engaged with the bidders as we considered their final offers.

On April 25th we announced that we have reached a definitive agreement with Babcock and Brown Infrastructure Limited, or BBI, an infrastructure investment company listed on the Australian Stock Exchange, under which BBI will acquire NorthWestern Corporation in an all cash transaction valued at $37.00 per share. Based on the April 25, 2006 shares outstanding the transaction would be valued at approximately $2.2 billion including the assumption of existing debt.

This transaction is conditioned upon approval by the shareholders of NorthWestern, as well as received to the number of federal and state regulatory approvals, and subject to such approvals is expected to be completed in 2007.

Now let introduce Brian Bird, our Chief Financial Officer, to discuss our first quarter financial results in more detail.

B. Bird

Thanks, Mike. Our consolidated revenues for the first quarter of 2006 increased by 8.9% over the first quarter of 2005. Since a significant portion of our revenues are a function of energy supply costs, which are passed through to our customers, we focus on gross margin as an important metric for the company.

Our consolidated gross margin for the first quarter of 2006 was $141.8 million, a decrease of $2.9 million, or 2% compared to the first quarter of 2005. Regulated electric gross margin for the quarter ended March 31, 2006 was $79 million, down 6.3% compared with $84.3 million for the quarter ended March 31, 2005. This decrease primarily resulted from the fact the first quarter of 2005 included a $4.9 million gain related to a QF contract amendment.

In addition, during March 2006, the company signed a stipulation with the Montana Consumer Counsel to settle various issues raised relative to our 2005 and 2006 electric tracker filing. That settlement led to a $4.1 million charge to cost of sales during the first quarter of 2006.

Our regulated natural gas gross margin was $39.2 million for the quarter ended March 31, 2006, compared with $40.2 million for the quarter ended March 31, 2005. This decrease was primarily due to a reduction of transportation, distribution, and storage revenue, caused by warmer weather during the winter in our service territory.

Gross margin from unregulated electric operations was $21.4 million for the quarter ended March 31, 2006, compared with $18.1 million for the quarter ended March 31, 2005. This was primarily due to higher average rates. In addition, an increase in supply costs from the current year was partially offset by a $1.3 million gain on the settlement of put options.

Regarding our unregulated natural gas gross margin for the quarter ended March 31, 2006 increased to $2.7 million as compared with $2.5 million for the quarter ended March 31, 2005.

Now regarding our consolidated operating income, we reported $42.2 million for the quarter ended March 31, 2006, as compared with $47.8 million for the quarter ended March 31, 2005. One of the drivers of the reduced operating income was the reduction in consolidated gross margin of $2.9 million I mentioned previously, as well as consolidated operating expenses increased $2.7 million to $99.6 million for the three months quarter ended March 31, 2006, as compared with $96.9 million during the same period in 2005. This was primarily due to $1.3 million in higher property taxes due to a higher valuation assessment and increased mill revenues in our Montana service territory. Also, a $1.7 million increase in our allowance for uncollectable accounts due to increases in past due customer account balances.

We also experienced $2.9 million in higher professional fees associated with assessing our strategic alternatives and addressing outstanding litigation. This was offset by a reduction in reorganization expenses of $3.4 million compared to the same period in 2005.

While we continue to incur professional fees during 2006, associated with various legal proceedings that must be resolved before our bankruptcy case can be closed, these costs are included in operating general and administrative expenses and not in the account called reorganization expense.

The company reported consolidated net income of $21 million for the first quarter of 2006 compared with 18.9 in the first quarter of 2005. Our consolidated interest expense for the three months ended March 31, 2006 was $14.4 million, a decrease of $1.9 million or 11.7% for 2005. This decrease was primarily attributable to a $94 million decrease in debt in 2005. We anticipate additional reductions in interest expense during 2006, as we repay volumes on our unsecured revolver and refinance existing debt at lower rates.

Consolidated investment and other income for the three months ended March 31, 2006 was $5.3 million, an increase of $4.7 million from 2005. This increase was primarily due to a $3.8 million gain related to an interest rate swap. Consolidated provision for income taxes for the three months ended March 31, 2006 was $12 million as compared to $13.7 million in 2005. While we reflect an income tax provision in our financial statement, we expect our cash payments for income taxes will be minimal through at least 2010 based on our anticipated use of net operating losses.

Now I’d like to provide a little more detail on our four operating segments financial results. First, let’s start with our regulated electric operation. These operations provided approximately 56% of our consolidated gross margin during the first quarter of 2006. For the quarter ended March 31, 2006, gross margin from our regulated electric utility operation was $79 million compared with $84.3 million in the same period in 2005. Regulated retail electric volumes increased by 0.5% for the first quarter of 2006 over the same period of 2005, driven primarily by a 1.7% increase in customer growth.

Operating income from regulated electric utility operations was $18.3 million for the quarter ended 2006, compared with $27.3 million for the same quarter in 2005. The operating income decreased year-over-year due to margin decrease mentioned earlier, and the increase in property taxes and an increase in operating, general, and other costs in this segment.

Regarding our regulated natural gas operations, these operations contributed approximately 28% of our consolidated gross margin for the first quarter 2006. Our regulated gas margin for the quarter ended March 31, 2006 was $39.2 million compared with $40.2 million for the same period in 2005. The decrease was primarily due to a decrease in transmission, distribution and storage revenue. Regulated retail and natural gas volumes declined 8.6% from the same period in 2005. This decline was due primarily to warmer weather in all regulated markets.

Our regulated gas operating income for the quarter ended March 31, 2006 was $13.8 million compared with $16.6 million for the same period in 2005. The operating income in the regulated gas area decreased from the same period of 2005 due to the margin decrease mentioned earlier, the increase in property taxes, and an increase in operating, general, and other costs in the segment.

As for our unregulated electric operations, which mainly consists of the company’s lease of the 30% share of Colstrip Unit Four, a 750 megawatt capacity coal-fired power plant located in Southeastern Montana, sales of power from Colstrip Four contributed approximately 15% of our consolidated gross margin for the first quarter of 2006. Unregulated electric gross margin was $21.4 million for the quarter ended March 31, 2006 compared with $18.1 million for the same period of 2005.

Unregulated electric volumes decreased 5.6% due primarily to increased downtime for plant maintenance in 2006. Gross margin increased primarily due to higher average rates. In addition, an increase in fuel supply costs in the current year was partially offset by a $1.3 million gain on a settlement of put options.

Unregulated electric operating income was $10.3 million for the quarter ended March 31, 2006 compared with $7.5 million for the same period of 2005. Operating income improved over last year primarily due to higher gross margin mentioned previously.

Regarding our unregulated natural gas operations, which consists of our marketing of gas supply to large volume customers, including ethanol plants primarily in South Dakota, and the operation of 87.5 miles of intrastate natural gas pipeline in eastern South Dakota, the unregulated natural gas operations contribute approximately 2% of our consolidated gross margin for the first quarter of 2006. Gross margin was $2.7 million for the quarter ended March 31, 2006, compared with $2.5 million for the same period in 2005. The increase was primarily due to losses of approximately a half a million dollars recorded on out of market fixed price sales contracts, which were recorded in the first quarter of 2005.

Unregulated wholesale and natural gas fines decreased by about 21% from the same period in 2005. This decrease was due primarily to the transfer of certain customers to our unregulated gas segment and to unplanned outages at various ethanol facilities in South Dakota.

Now moving to the balance sheet as of March 31, 2006, as of March 31st we had cash and cash equivalents of $12 million and revolver availability of $151.4 million. Our long-term debt, including the current portion of $156.9 million at March 31, 2006, was $693.9 million, compared with $743 million at year-end 2005. The long-term debt to total capitalization ratio was less than 50% as of March 31, 2006.

Regarding our cash flow statement for the quarter ending March 31, 2006, cash provided by continuing operating activities totaled $77.6 million during the three months ended March 31, 2006, compared to $104.5 million during the three months ended March 31, 2005. This decrease in operating cash flow was primarily related to the recovery lag between the time we pay for the commodity and the time we collect from customers. This situation is compounded by higher commodity prices versus the prior year. In addition, our cash flows from operations during the first quarter of 2005 include cash provided of $13.3 million due to improved credit terms reflected in the reduction of prepaid energy supply.

Regarding the uses of cash flow provided by continuing operations, mainly from capital expenditures of our system of $21.2 million compared to $13.4 million for the same period in 2005. We also used existing cash to repay nearly $50 million of debt, including repayments of $46 million on our revolver.

In addition to these repayments, we paid dividends on common stock of $11 million. During the first quarter of 2006 we also received proceeds of $17.2 million from the sale of our Montana First Megawatts Generation assets, and $5 million related to our allowed claim in Netexit’s bankruptcy. The common stock repurchase program announced during the fourth quarter of 2005 allows us to repurchase up to $75 million of common stock. We have repurchased approximately $3.9 million and $6.5 million of common stock as of March 31, 2006 and April 3, 2006 respectively. The company has recently cancelled the common stock repurchase program.

Regarding our capital resources, we have an unsecured $200 million senior revolving line of credit. As of April 30, 2006 our revolver availability was approximately $185 million compared with the revolver availability of approximately $90 million as of December 31, 2005.

On May 9, 2006 we expect to close an escrow of $170.2 million of pollution control obligations, lowering the interest rate from 6.125% and 5.9% to 4.65%. The actual redemption of these obligations is scheduled for May 30, 2006. These obligations, which mature at August 2023, are secured by certain Montana electric and natural gas assets. In addition, we anticipate refinancing our $150 million 7.3 first mortgage bonds set to mature on December 1, 2006. Those two refinancing activities should reduce our annual cash interest expense by approximately $5 million.

Now I’d like to turn our attention to our earnings guidance. We are reaffirming the range of basic EPS guidance to be from $1.70 to $1.90 from continuing operations. We expect cash flow provided from continuing operations from 2006 to be in the range of $175 million to $200 million, and guidance assumes normal weather for the remainder of the year in the company’s electric and natural gas service territory, and excludes any potential impact from non-ordinary force litigation and costs related to the strategic review process, and the BBI transactions. Also, our guidance estimates for 2006 do not include the impact of the $75 million share repurchase program, which has now been cancelled.

Now let me turn it back over to Mike to summarize.

M. Hanson

Thanks, Brian. As we stated, we are very pleased with the quarterly results and our prospects for the remainder of this year. Our consolidated income for continuing operations for the first quarter increased $2.6 million or $0.07 a share over the same quarter of 2005. As I stated earlier, we expect to record a pre-tax gain in the third quarter of about $9.5 million after we received payment from an insurance carrier resolving a dispute.

Last week we announced that we had reached an agreement with BBI under which they will acquire the corporation in an all cash transaction for $37.00 a share. This transaction is about $2.2 billion total value, including the assumption of long-term debt and, of course, is condition on approval by NorthWestern shareholders as well as necessary federal and state regulatory approvals. We do expect the transaction to be completed in 2007.

Our company continues to show improvement in our financial performance, which has been recognized in the marketplace by the rating agencies and by the interested buyers in our strategic review process, which culminated in an all cash offer that we feel is a great value for our shareholders.

With that, I’ll turn it back to the operator to give instructions for questions.

Moderator	Our first question today comes from the line of Tom Wolfe from Sawtooth Investment Management. Please go ahead.
T. Wolfe

I remember last week you mentioned that you’ll be meeting with regulators in the next few days, can you give us any update on the discussions that went on with regulators in regards to the sale of the company?

M. Hanson

Certainly, Tom. We, of course, notified not only our regulators but all of our interested stakeholders of the announcement. We have had the ability to meet with the regulatory staff in South Dakota and Montana, and are planning to schedule presentations from both NorthWestern and BBI collectively, the Montana Public Service Commission and the Nebraska Public Service Commission later this month.

Moderator	We have a question from the line of Paul Patterson from Glenrock Associates. Please go ahead.
P. Patterson

I just wanted to touch base with you on the discussions about re-regulation in Montana, and the most recent filing by the Montana Public Service Commission with respect to the market power case at FERC and your needs to start the contracting process for the contract that’s expiring in the middle of 2007.

M. Hanson

First of all, there is a growing interest by a number of people in Montana of looking at the different regulatory construct, if you will; there’s been a lot of public discussion about that. That of course would require legislative action. The next legislative session in Montana is in 2007 opening in the beginning of January. At this point I think what you’ve seen is various people expressing their views, and I don’t know how that is going to transpire.

The Montana Consumer Counsel has been active in proceeding at FERC looking at the question of whether PPL or the owner generation has market power. That proceeding is still underway. We have been providing information to help the commission out there analyze the market conditions in Montana, but the final decision has not been made. Not withstanding that of course we are continuing the process of procuring electricity and gas for our consumers. We are planning to do an auction process for power beginning July 1, 2007 after the PPL contracts expire.

In addition to the PPL, what we call base and heavy load contracts, we have long term power supply arranged from some QF’s, we have a long term commitment out of Colstrip Four, and we recently announced the completion of a wind power contract. So what we’ll be going out for is a big portion of our base load needs, but it’s certainly not the entirety of the electric needs in Montana.

P. Patterson

I guess what I was trying to get some clarity on is this joint emergency filing at FERC for an expedited ruling. The Montana Public Service Commission, as you know, and the Consumer Council, I guess last week filed this expedited review because it seemed that their reasoning was that you guys had to start to undergo the contracting process, and because this issue is hanging out there that it had a potential for impacting that. I guess what I was trying to get was an idea as to whether or not you thought the FERC was probably going to actually expedite the rule making, if you have any insight on that, and maybe you don’t.

I guess that’s what I was asking about, is how that FERC ruling actually impacts your proposed procurement mechanism? The second question that I have is I know that the re-regulation has to involve legislation, but do you see that as an opportunity, do you guys have any thought about what re-regulation might bring about in terms of your company?

M. Hanson

On the first question, of course we’re aware of the request by the Commission and Consumer Council for expedited process at FERC and in fact support that request because it would be very beneficial to have a decision out of FERC sooner than later as we proceed ever so closer to June 30th of next year. FERC has yet to make a final decision, and so the second part of that question, what impact would that have, it depends on how FERC would rule.

P. Patterson	Do you think they’ll rule soon?
M. Hanson

We certainly hope so, and think that they have all the necessary information to make that ruling, but of course they have a calendar with a lot going on as well. But we certainly hope they will act soon.

If they are to find that PPL does indeed have market power, the question is going to be how do they mitigate that, and there may be an opportunity to work with PPL to help them mitigate that situation while helping us meet the needs of our customers.

As far as a change where you effectively re-regulate or vertically re-integrate the company, we’re certainly participating in those discussions and open to the idea where the company could own generation that’s used to supply part of the customer load under reasonable terms if the economics of that make sense both for the company and for the customers.

Moderator	We have another question, it comes from the line of Niko Panagiotopoulo from Sandell Asset Management. Please go ahead.
N. Panagiotopoulo	I had a couple of questions. The first one is since you announced the transaction with BBI, have you had a chance to sound off the reaction of your oil and gas customers at the high line region?
M. Hanson	We have announced it publicly. We’ve gotten some public feedback, I haven’t tried to sort that down by location, but have heard nothing specific from customers along the high line of Montana.
N. Panagiotopoulo

The second question is I noticed in your merger agreement there’s a limited set of things that BBI would be required to do to secure regulatory approvals, and at the same time I noticed that the transaction could drag on as much as two years. Does that reflect an expectation on your part that this could be a really drawn out process on the regulatory front?

M. Hanson	No. Our expectation is we should be able to complete this in 9 to 18 months.
Moderator	At this time we have no other questions in queue. Please continue.
D. Rausch	Thanks for your participation on this call. If in the future you have questions that you need to get answered, you can call me, Dan Rausch, at 605-978-2902. With that, that concludes our remarks.
Moderator

Ladies and gentlemen, this conference will be made available for replay starting today at 1:30 p.m. and ending at midnight on June 4th. If you wish to hear this replay you can dial 1-800-475-6701. International parties can dial 320-365-3844. The access code for this call today is 826088.

That does conclude our conference for today. Thank you for your participation and thank you for using AT&T Executive Teleconference. You may now disconnect.